Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

L BRANDS, INC.

First. The name of the Corporation is: L Brands, Inc.

Second. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, County of New Castle 19801, and the name of its registered agent at that address is The Corporation Trust Company.

Third. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth.

Section 1. Capital Stock. The Corporation shall be authorized to issue two classes of stock to be designated, respectively, “Preferred Stock” and “Common Stock”; the total number of shares which the Corporation shall have authority to issue is One Billion Ten Million (1,010,000,000); the total number of shares of Preferred Stock shall be Ten Million (10,000,000) and each such share shall have a par value of One Dollar ($1.00); and the total number of shares of Common Stock shall be One Billion (1,000,000,000) and each such share shall have a par value of Fifty Cents ($.50).

Section 2. Preferred Stock.

2.1 Series and Limits of Variations between Series. Any unissued or treasury shares of the Preferred Stock may be issued from time to time in one or more series for such consideration as may be fixed from time to time by the Board of Directors and each share of a series shall be identical in all respects with the other shares of such series, except that, if the dividends thereon are cumulative, the date from which they shall be cumulative may differ. Before any shares of Preferred Stock of any particular series shall be issued, a certificate shall be filed with the Secretary of State of Delaware setting forth the designation, rights, privileges, restrictions, and conditions to be attached to the Preferred Stock of such series and such other matters as may be required, and the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the particulars of the shares of such series (so far as not inconsistent with the provisions of this Article applicable to all series of Preferred Stock), including, but not limited to, the following:

2.1.1 the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

2.1.2 the annual rate of dividends payable on shares of such series, the conditions upon which such dividends shall be payable and the date from which dividends shall be cumulative in the event the Board of Directors determines that dividends shall be cumulative;

2.1.3 whether such series shall have voting rights, in addition to the voting rights provided by law and, if so, the terms of such voting rights;

2.1.4 whether such series shall have conversion privileges and, if so, the terms and conditions of such conversion, including, but not limited to, provision for adjustment of the conversion rate upon such events and in such manner as the Board of Directors shall determine;

2.1.5 whether or not the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

2.1.6 whether such series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

2.1.7 the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

2.1.8 any other relative rights, preferences and limitations of such series.

Section 3. Common Stock.

3.1 Issuance and Consideration. Any unissued or treasury shares of the Common Stock may be issued for such consideration as may be fixed in accordance with applicable law from time to time by the Board of Directors.

3.2 Voting Rights. At every meeting of the stockholders every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in the name of such stockholder on the books of the Corporation, on each matter on which the Common Stock is entitled to vote.

3.3 Dividends. Subject to the rights of holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of stock and the holders of the Preferred Stock shall not be entitled to participate in any such dividends (unless otherwise provided by the Board of Directors in any resolution providing for the issue of a series of Preferred Stock).

3.4 Rights in Event of Dissolution. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, either voluntarily or involuntarily, the holders of the Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of the Preferred Stock shall be entitled, to share ratably in the remaining assets of the Corporation to the exclusion of the Preferred Stock (unless otherwise provided by the Board of Directors in any resolution providing for the issue of a series of Preferred Stock). Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3.4.

Section 4. No Preemptive Rights. No holder of shares of this Corporation of any class shall be entitled, as such, as a matter of right, to subscribe for or purchase shares of any class now or hereafter authorized, or to purchase or subscribe for securities convertible into or exchangeable for shares of the Corporation or to which there shall be attached or appertain any warrants or rights entitling the holders thereof to purchase or subscribe for shares.

Fifth. Amendment of Bylaws by Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

Sixth.

Section 1. Election of Directors. Subject to the right of the holders of any class or series of Preferred Stock to elect one or more directors of the Corporation, commencing with the 2021 annual meeting, each director shall be elected for a term expiring at the next annual meeting, and shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Section 2. Election by Holders of Preferred Stock. During any period when the holders of any Preferred Stock or any one or more series thereof, voting as a class, shall be entitled to elect a specified number of directors, by reason of divided arrearages or other provisions giving them the right to do so, then and during such time as such right continues (i) the then otherwise authorized number of directors shall be increased by such specified number of directors, and the holders of such Preferred Stock or such series thereof, voting as a class, shall be entitled to elect the additional directors so provided for, pursuant to the provisions of such Preferred Stock or series; (ii) each such additional director shall serve for such term, and have such voting powers, as shall be stated in the provisions pertaining to such Preferred Stock or series; and (iii) whenever the holders of any such Preferred Stock or series thereof are divested of such rights to elect a specified number of directors, voting as a class, pursuant to the provisions of such Preferred Stock or series, the terms of office of all directors elected by the holders of such Preferred Stock or series, voting as a class pursuant to such provisions or elected to fill any vacancies resulting from the death, resignation or removal of directors so elected by the holders of such Preferred Stock or series, shall forthwith terminate and the authorized number of directors shall be reduced accordingly.

Section 3. Ballots. Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the bylaws of the Corporation shall provide otherwise.

Section 4. Elimination of Certain Personal Liability of Directors. A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Section to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. The foregoing limitation on liability shall not apply to acts or omissions occurring prior to the effective date of this Section.

Seventh. After the issuance of more than 1,000 shares of Common Stock of the Corporation, no action shall be taken by the stockholders except at an annual or special meeting of stockholders.

Eighth. The Board of Directors of the Corporation, when evaluating any offer of another party to (1) make a tender or exchange offer for any equity security of the Corporation, (2) merge or consolidate the Corporation with another corporation, or (3) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located.

Ninth. Any director may be removed at any annual or special stockholders’ meeting, with or without cause, upon the affirmative vote of the holders of not less than a majority of the outstanding shares of voting stock of the Corporation at that time entitled to vote thereon; provided, that directors who shall have been elected by the holders of a series or class of Preferred Stock, voting separately as a class, shall be removed only pursuant to the provisions establishing the rights of such series or class to elect such directors.

Tenth. Amendments Generally. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

Eleventh.

Section 1. Vote Required for Certain Business Combinations. The affirmative vote of the holders of not less than a majority of the outstanding shares of “Voting Stock” (as hereinafter defined) held by stockholders other than an “Interested Person” (as hereinafter defined) shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) of the Corporation with any Interested Person; provided, however, that the restrictions contained in this Article ELEVENTH shall not be applicable if:

(a) the “Continuing Directors” (as hereinafter defined) of the Corporation by at least a two-thirds vote (i) have expressly approved in advance the acquisition of the outstanding shares of Voting Stock that caused such Interested Person to become an Interested Person, or (ii) have expressly approved such Business Combination either in advance of or subsequent to such Interested Person’s having become an Interested Person; or

(b) the cash or fair market value (as determined by at least two-thirds of the Continuing Directors) of the property, securities or “Other Consideration to be Received” (as hereinafter defined) per share by holders of Voting Stock of the Corporation in the Business Combination is not less than the “Fair Price” (as hereinafter defined) paid by the Interested Person in acquiring any of its holdings of the Corporation’s Voting Stock.

Section 2. Definitions. Certain words and terms as used in this Article ELEVENTH shall have the meanings given to them by the definitions and descriptions in this Section.

2.1 Business Combination. The term “Business Combination” shall mean (a) any merger or consolidation of the Corporation or a subsidiary of the Corporation with or into an Interested Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or any “Substantial Part” (as hereinafter defined) of the assets either of the Corporation (including without limitation, any voting securities of a subsidiary) or of a subsidiary of the Corporation to an Interested Person, (c) any merger or consolidation of an Interested Person with or into the Corporation or a subsidiary of the Corporation, (d) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or other security device, of all or any Substantial Part of the assets of an Interested Person to the Corporation or a subsidiary of the Corporation, (e) the issuance or transfer by the Corporation or any subsidiary of any securities of the Corporation or a subsidiary of the Corporation to an Interested Person, (f) any reclassification of securities, recapitalization or other comparable transaction involving the Corporation that would have the effect of increasing the Voting power of any Interested Person with respect to Voting Stock of the Corporation, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

2.2 Interested Person. The term “Interested Person” shall mean and include any individual, corporation, partnership or other person or entity which, together with its “Affiliates” and “Associates” (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article ELEVENTH by the stockholders of the Corporation), “Beneficially Owns” (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article ELEVENTH by the stockholders of the Corporation) in the aggregate 20 percent or more of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity. Without limitation, any share of Voting Stock of the Corporation that any Interested Person has the right to acquire at any time (notwithstanding that Rule 13d-3 deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be Beneficially Owned by the Interested Person and to be outstanding for purposes of this definition. An Interested Person shall be deemed to have acquired a share of the Voting Stock of the Corporation at the time when such Interested Person became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is attributed to an Interested Person under the foregoing definition of Interested Person, if the price paid by such Interested Person for such shares is not determinable by two-thirds of the Continuing Directors, the price so paid shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or (b) the market price of the shares in question at the time when the Interested Person became the Beneficial Owner thereof.

2.3 Voting Stock. The term “Voting Stock” shall mean all of the outstanding shares of Common Stock of the Corporation and any outstanding shares of Preferred Stock entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

2.4 Continuing Director. The term “Continuing Director” shall mean a Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Interested Person involved in a Business Combination became an Interested Person, or a Director who was elected or appointed to fill a vacancy after the date the Interested Person became an Interested Person by a majority of the then-current Continuing Directors.

2.5 Fair Price. The term “Fair Price” shall mean the following: If there is only one class of capital stock of the Corporation issued and outstanding, the Fair Price shall mean the highest price that can be determined by a majority of the Continuing Directors to have been paid at any time by the Interested Person for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Fair Price shall mean with respect to each class and series of capital stock of the Corporation, the amount determined by a majority of the Continuing Directors to be the highest per share price equivalent of the highest price that can be determined to have been paid at any time by the Interested Person for any share or shares of any class or series of capital stock of the Corporation. In determining the Fair Price, all purchases by the Interested Person shall be taken into account regardless of whether the shares were purchased before or after the Interested Person became an Interested Person. Also, the Fair Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by the Interested Person with respect to the shares of capital stock of the Corporation acquired by the Interested Person. In the case of any Business Combination with an Interested Person, a majority of the Continuing Directors shall determine the Fair Price for each class and series of the capital stock of the Corporation. The Fair Price shall also include interest compounded annually from the date an Interested Person became an Interested Person through the date the Business Combination is consummated at the publicly announced base rate of interest of Morgan Guaranty Trust Company of New York less the aggregate amount of any cash dividends paid, and the fair market value of any dividends paid in other than cash, on each share of capital stock in the same time period, in an amount up to but not exceeding the amount of interest so payable per share of capital stock.

2.6 Substantial Part. The term “Substantial Part” shall mean more than 20 percent of the fair market value as determined by two-thirds of the Continuing Directors of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

2.7 Other Consideration to be Received. The term “Other Consideration to be Received” shall include, without limitation, Common Stock or other capital stock of the Corporation retained by its existing stockholders other than Interested Persons or other parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.

Section 3. Determinations by the Continuing Directors. In making any determinations, the Continuing Directors may engage such persons, including investment banking firms and the independent accountants who have reported on the most recent financial statements of the Corporation, and utilize employees and agents of the Corporation, who will, in the judgment of the Continuing Directors, be of assistance to the Continuing Directors. Any determinations made by the Continuing Directors, acting in good faith on the basis of such information and assistance as was then reasonably available for such purposes, shall be conclusive and binding upon the Corporation and its stockholders, including any Interested Person.